Tupperware Brands Appoints Three New Directors to the Board

ORLANDO, Fla., March 10, 2021 ― Tupperware Brands Corporation (NYSE: TUP) announces today the addition of three new members to its Board of Directors. These seasoned executives bring deep experience in consumer products and services, direct selling, technology, and digitization, combined with international leadership across a number of industries and private equity. Their valuable knowledge of business expansion and transformation efforts will be invaluable as Tupperware continues to deliver on its Turnaround Plan.

The new Board members are:

a.Deborah Ellinger – Ms. Ellinger brings extensive global board experience, with a focus on the intersection of consumer products and services, technology and digitization.
b.James Fordyce – Mr. Fordyce brings transformation and financial expertise, as well as direct selling industry and business-to-business partnership experience.
c.Timothy Minges – Mr. Minges brings over three decades of proven executive leadership, innovation, and consumer expertise with extensive experience in Asia.

“We are pleased to add these three proven leaders to our Board,” said Susan M. Cameron, Chairman of the Tupperware Brands Board of Directors. “The past twelve months have been monumental for Tupperware. Under the leadership of CEO Miguel Fernandez, the Company has been implementing an aggressive Turnaround Plan to restore this iconic brand to growth. Ms. Ellinger, Mr. Fordyce and Mr. Minges will be key additions to our Board to help guide the leadership team to execute the vision for the Tupperware of the future and deliver value for all of our stakeholders.”

Deborah Ellinger has more than 15 years of public and private global board experience, having recently been recognized by the National Association of Corporate Directors as a Top 100 Director in 2019, with significant experience in M&A, private equity investment, board governance, and women’s leadership. She has served as Lead Director of iRobot and currently serves on its board and on the board of Covetrus, a tech-enabled veterinarian services and supply company. Previous board memberships include Interpublic Group, National Life Group, Sealy, Inc. and several private companies. Her career experience includes 14 years running four private-equity backed companies and she formerly held the positions of Executive Vice President at CVS Pharmacy and President of CVS.com, and Senior Vice President at Staples. She also served as a partner at The Boston Consulting Group, where she is currently a Senior Advisor.

James Fordyce is currently co-Chairman of the Board and Co-Chief Executive Officer of Stone Canyon Industries Holdings, Inc., a company focused on industrial verticals in rail, industrial salt and consumer ice. He also currently serves as the Chairman of the Board of Mauser Packaging Solutions, Inc., one of the world’s largest industrial rigid packaging companies, as well as Chairman of the Board of Saint John’s Health Center in Los Angeles. Before founding Stone Canyon Industries Holdings, Inc., Mr. Fordyce was a senior member of J.H. Whitney Capital Partners for 18 years, and held a variety of positions at Heller Financial and Chemical Bank. His past board experience includes AECOM.

Timothy Minges has extensive experience in the food and beverage industry, having served in a number of leadership roles at PepsiCo, including Chief Customer & Transformation Officer for the company’s North American Beverage division, where he led sales and market transformation efforts in North America. He also served as CEO of PepsiCo China, where he oversaw that company’s critical market with a network of 30 manufacturing facilities, 30,000 employees, and partner relationships across a portfolio comprised of foods and beverages. Mr. Minges currently holds board director positions with Barry Callebaut AG, Master Kong Beverages (Tingyi) and Taokaenoi USA.

The appointments of Ms. Ellinger, Mr. Fordyce and Mr. Minges brings the Tupperware Brands Board of Directors to 13 members. The Company and its Board remain committed to gender diversity, with 45% of its independent directors being female. In addition, the Company continues to remain committed to increased racial diversity as a key factor in its ongoing Board refreshment process.

About Tupperware Brands Corporation

Tupperware Brands Corporation (NYSE: TUP) is a leading global consumer products company that designs innovative, functional and environmentally responsible products that people love and trust. Founded in 1946, Tupperware’s signature container created the modern food storage category that revolutionized the way the world stores, serves and prepares food. Today, this iconic brand has more than 8,500 functional design and utility patents for solution-oriented kitchen and home products. With a purpose to nurture a better future, Tupperware® products are an alternative to single-use items. The Company distributes its products into nearly 80 countries primarily through independent representatives around the world. For more information, visit Tupperwarebrands.com or follow Tupperware on Facebook, Instagram, LinkedIn and Twitter.

Media: Megan Tucker, megan.tucker@rfbinder.com, 212.994.7589
Investors: Jane Garrard, janegarrard@tupperware.com, 407.826.4475

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